Ex — (h)(i)
Execution Copy
TRANSFER AGENCY AND SERVICE AGREEMENT
BETWEEN
THE CHARLES SCHWAB FAMILY OF FUNDS,
SCHWAB INVESTMENTS,
SCHWAB CAPITAL TRUST,
SCHWAB ANNUITY PORTFOLIOS
AND
BOSTON FINANCIAL DATA SERVICES, INC.

Schedule A	Funds/Portfolios
Schedule 1.2(f)	AML Delegation
Schedule 1.2(j)	Form of Sarbanes-Oxley Certification
Schedule 1.2(l)	Omnibus Transparency Services
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses

Execution Copy
TRANSFER AGENCY AND SERVICE AGREEMENT
AGREEMENT made as of the 1st day of July 2009, by and between THE CHARLES SCHWAB FAMILY OF FUNDS, SCHWAB INVESTMENTS, SCHWAB CAPITAL TRUST, and SCHWAB ANNUITY PORTFOLIOS, each having its principal office and place of business at 211 Main Street, San Francisco, CA 94105 (each a “Fund”), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at Two Heritage Drive, Quincy, Massachusetts 02171 (the “Transfer Agent”). Each Fund and the Transfer Agent may be referred to herein individually as a “Party” or, collectively, as the “Parties.”
WHEREAS, each Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, such series shall be named under the respective Fund in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by each Fund and made subject to this Agreement in accordance with Section 16, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”); and
WHEREAS, each Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. Terms of Appointment and Duties
1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares or beneficial interests, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of each Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“prospectus”) of each Fund and any Portfolios, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between each Fund on behalf of each of the Portfolios (the “Procedures”), as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services in compliance with all laws, rules and regulations applicable to its transfer agency business:
(a) Establish each Shareholder’s account in the applicable Fund or Funds on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures.
(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian authorized by each Fund (the “Custodian”);

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;
(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;
(e) In respect to the transactions in items (a) through (d) above, the Transfer Agent shall also execute transactions directly with broker-dealers or other intermediaries authorized by each Fund either directly or through its principal underwriter;
(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;
(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;
(h) Prepare and transmit payments for dividends and distributions declared by each Fund on behalf of the applicable Portfolio;
(i) Issue replacement checks and place stop orders on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of each Fund, and each Fund shall be responsible for all losses or claims resulting from such replacement;
(j) Maintain records of account for and advise each Fund and its Shareholders as to the foregoing;
(k) Record the issuance of Shares of each Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Fund that are authorized, based upon data provided to it by each Fund, and issued and outstanding. The Transfer Agent shall also provide each Fund on a regular basis with the total number of Shares that are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of each Fund;
(l) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence and respond to Shareholder correspondence;
(m) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures
(n) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by a Fund or any other person or firm on behalf of a Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received from a Fund, broker-dealers of record and TPAs, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and it will be the responsibility of a Fund to require broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with a Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;
(o) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to each Fund hereunder, the Transfer Agent may receive compensation from such banks for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts; and
(p) Subject to Section 8.4 below (“As Of” Adjustments), reprocess Share transactions to correct any errors in the computation of the net asset value or public offering price of a Fund’s Shares in accordance with the reprocessing procedures established and agreed upon by the Funds and the Transfer Agent from time to time.
1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:
(a) Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, arranging for mailing of Shareholder proxies, reports, prospectuses and statements of additional information to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;
(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for each Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for each Fund for each business day to each Fund no later than 9:00 AM Eastern Time, or such earlier time as each Fund may reasonably require, on the next business day;
(c) “Blue Sky” Reporting. Each Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for each Fund’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring;
(d) National Securities Clearing Corporation (the “NSCC”). Transfer Agent shall (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including each Fund) in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined, on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund’s banks for the settlement of transactions between each Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc. (“DST”) computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;
(e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between each Fund and the Transfer Agent. Pursuant to such new procedures, the Transfer Agent may at times perform only a portion of the services and each Fund or its agent may perform these services on each Fund’s behalf;
(f) Anti-Money Laundering (“AML”) Delegation. If each Fund elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached Schedule 1.2(f) entitled “AML Delegation”), which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), each Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below;
(g) Lost Shareholder Services. The Transfer Agent shall attempt to locate and restore communication with Shareholders with whom the Transfer Agent or the Fund has lost contact utilizing a third party database service. The Transfer Agent shall cause lost Shareholder searches to be performed as frequently as required by the rules and regulations applicable to its transfer agency business and, additionally, as reasonably requested by the Fund. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(g), the Fund agrees to pay the Transfer Agent for the reasonable out-of-

pocket expenses that may be associated with these additional duties;
(h) Fee and Expense Reporting. The Transfer Agent shall calculate, track and provide its standard reporting on fees associated with the Fund’s 12b-1 plans for distribution and shareholder servicing expenses and on the sub-accounting expenses paid by the Funds. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(h), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with these additional duties in the amount as set forth on Schedule 3.1 entitled “Fees and Expenses” hereto or as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below;
(i) Short Term Trader; Redemption Fees. Upon request of the Fund, the Transfer Agent will provide each Fund with periodic reports on trading activity in each Fund based on parameters provided to the Transfer Agent by each Fund and as agreed to by the Transfer Agent, as amended from time to time. The services to be performed by the Transfer Agent for each Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market timing activities. Upon written instructions from a Fund, the Transfer Agent will implement a short-term trading redemption fee based upon parameters provided to the Transfer Agent by the Fund and as agreed to by the Transfer Agent. The Fund shall instruct the Transfer Agent as to any accounts it has determined to be exempt from such redemption fee and of any changes to an account’s exempt status. The Transfer Agent shall report to the Fund any known exceptions to such instructions. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(i), each Fund agrees to pay the Transfer Agent the fees set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;
(j) Compliance. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. In accordance with the Transfer Agent’s internal compliance program, the Transfer Agent will provide, on a regular basis, the measurement reports made available to each Fund under the program. Upon request of each Fund, the Transfer Agent will provide to each Fund on a semi-annual or quarterly basis a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto substantially in the form provided at Schedule 1.2(j), or such other form as reasonably acceptable to the Funds and agreed to by the Transfer Agent. In addition, upon request of each Fund, on a semi-annual or quarterly basis, the Transfer Agent will provide to each Fund a certification, in a form mutually acceptable to both parties, to the Fund with respect to its compliance with Rule 38a-1 of the 1940 Act.
(k) Call Center Services. Upon request of a Fund, answer telephone inquiries from 8:30 a.m. to 6:00 p.m., eastern time, each day on which the Fund is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of a Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by a Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of a Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, each Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties;
(l) Omnibus Transparency Services. Upon request of a Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2), (3) of the 1940 Act. The parties will agree to such services and terms as stated in the attached Schedule 1.2(l), entitled “Omnibus Transparency Services”, which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.2(l), the Fund agrees to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 3.1; and
(m) Escheatment, Orders, Etc. If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).
1.3	Custodian Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Education IRAs, 403(b) Plans and Coverdell Education Savings Accounts (such accounts, “Custodian Accounts”)), the Transfer Agent, at the request of each Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4	E-Mail Communications.
(a) Each Fund hereby instructs the Transfer Agent, as transfer agent for the Portfolios listed on Schedule A, to accept instructions and process transactions using e-mail (“E-mail Communications”), as further set out below. Each Fund instructs the Transfer Agent to accept such E-mail Communications to and from each Fund, broker-dealers and TPAs. Each Fund acknowledges that the Transfer Agent will not act on E-mail Communications to it coming directly from beneficial owners of Fund shares.
(b) The Transfer Agent will provide each Fund with a designated client specific e-mail address for E-mail Communications. Any e-mails submitted to this designated e-mail address shall be an authorized instruction of each Fund. E-mail exchanges on routine matters may be made directly with each Fund’s contact at the Transfer Agent, however, all other communications must be made to the client specific e-mail address.
(c) Each Fund acknowledges that the Transfer Agent is not extending any warranties or making any representations with respect to the services of any internet services provider. Any delays or errors attributable to the non-functioning of the internet is at the risk of each

Fund. Each Fund has been advised by the Transfer Agent that E-mail Communications to or from the Transfer Agent may not be encrypted.
(d) Each Fund, when submitting instructions via e-mail, will be responsible for determining that any original source documentation supporting such instructions is in good order and for retaining such original documentation.
(e) Each Fund agrees to comply with the terms of the Transfer Agent’s E-mail Communication Policy and Procedures, and acknowledges a receipt of a copy the Policy and Procedures.
(f) If an E-mail Communication requests a change in wiring instructions or requests a redemption, the proceeds of which are to be paid to third parties or wired to an account other than the account of record, the Transfer Agent will make a call back to a party at each Fund, other than the party transmitting the instruction. Each Fund acknowledges that such a call back will be sufficient to verify the authenticity of such request.
1.5	Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by a Fund with the Internal Revenue Code of 1986, as amended (“Code”), or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Fund. In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved. Except to the extent of making mathematical calculations or completing forms, in each case based on a Fund’s instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on Shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of Shareholders and Shareholder accounts under applicable tax law; and (3) paying withholding and other taxes. Each Fund will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Fund with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.

1.6	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Funds and the Portfolios may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Funds under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year. In connection with such site visit and/or inspection, the Fund or its authorized representatives shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund and its authorized representatives shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Funds and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement reasonably acceptable to counsel to the Fund before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Funds’ governmental regulators, at the Fund’s expense, solely to (i) the Funds’ records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Funds under the Agreement. Notwithstanding the foregoing restrictions on site visits agreed upon by the parties, the Transfer Agent agrees that each Fund and its agents shall have access to the Fund’s records throughout the term of this Agreement.
2. Third Party Administrators for Defined Contribution Plans; Exception Services
2.1	Each Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Code and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the “TPA(s)”).

2.2	In accordance with the procedures established in the initial Schedule 2.1 entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and each Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:
(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;
(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and
(c) Perform all services under Section 1 as transfer agent of each Fund and not as a record-keeper for the Plans.
2.3	Exception Services. Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:
(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;
(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or
(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is normally required.
3. Fees and Expenses
3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, each Fund agrees to pay the Transfer Agent the fees and expenses as set forth in the attached Schedule 3.1. Such fees and reasonable reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between each Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Portfolios set forth on Schedule A hereto as of the date hereof and to any additional series added to this Agreement under Section 16 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement.

3.2	Reimbursable Expenses. In addition to the fee paid under Section 3.1 above, each Fund agrees to reimburse the Transfer Agent for reasonable reimbursable expenses, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, preparing Shareholder meeting lists, mailing proxies and other Fund materials, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), tax payroll processing, year-end processing and other expenses incurred at the prior written request or consent of the Fund.

3.3	Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by each Fund at least seven (7) days prior to the mailing date of such materials.

3.4	Invoices. Each Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, each Fund may only withhold that portion of the fee or expense subject to the good faith dispute. Each Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if each Fund is disputing any amounts in good faith. If each Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by each Fund. Each Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.
3.5	Cost of Living Adjustment. Each year on March 1st during any Term of this Agreement there shall be a cost of living adjustment. The total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.
4. Representations and Warranties of the Transfer Agent
The Transfer Agent represents and warrants to each Fund that:
4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5	It has and will continue to have access to the necessary facilities, equipment (including appropriate software and other applications) and personnel to perform its duties and obligations under this Agreement.

4.6	It is duly registered as a transfer agent under Section 17A(c)(2) of the Exchange Act of 1934, will maintain such registration, and will comply with rules and regulations applicable to its transfer agency business.

4.7	The Transfer Agent will maintain policies and procedures reasonably designed to prevent any individual employee or agent who has been convicted of a crime of dishonesty, breach of trust or money laundering from performing services under this Agreement or from having access to any Fund Confidential Information or Customer Information, as defined in Section 10 below.

4.8	As of the first date of this Agreement, the Transfer Agent is not aware of any pending or threatened infringement claim involving the TA2000 System or any related application.

4.9	It will promptly notify the Fund in the event that the Transfer Agent is for any reason unable to perform any of its obligations under this Agreement.

4.10	It will maintain all records relating to Shareholder accounts required by applicable federal law and will provide the Fund with reasonable access to such records.

4.11	It will process Shareholder purchases only in jurisdictions that the Fund instructs the Transfer Agent in writing that Fund Shares may lawfully be sold.

4.12	The various procedures and systems that it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Funds’ records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.
5. Representations and Warranties of each Fund
Each Fund represents and warrants to the Transfer Agent that:
5.1	It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

5.2	It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

5.3	All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end management investment company registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, until the Transfer Agent is notified otherwise in writing, and appropriate state securities law filings have been made and will continue to be made, until the Transfer Agent is notified otherwise in writing, with respect to all Shares of each Fund being offered for sale.
6. Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code
6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with each Fund’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. Each Fund acknowledges that the Security Procedure it has designated on each Fund Selection Form was selected by each Fund from security procedures offered by the Transfer Agent. Each Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. Each Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in each Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.
6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s reasonable and sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith and with reasonable inquiry, is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if, after reasonable efforts to act on all authorized requests to amend or cancel payment orders, the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When each Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street Bank and Trust Company will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, each Fund agrees that the Transfer Agent shall receive a refund of the amount credited to each Fund in connection with such entry, and the party making payment to each Fund via such entry shall not be deemed to have paid the amount of the entry.
6.9	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.
7. Data Access and Proprietary Information
7.1	The databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to each Fund by the Transfer Agent as part of each Fund’s ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. Nothing contained herein shall be construed as granting the Transfer Agent any right, title or interest, express or implied, in or to any of each Fund’s intellectual property, data or Confidential Information, including Customer Information, as both terms are defined in Section 10 below. Each Fund expressly reserves such rights. In no event shall Proprietary Information be deemed Customer Information. Each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Fund agrees for itself and its employees and agents to:
(a) Use such programs and databases (i) solely on the computers of each Fund or its agents, or (ii) solely from equipment at the location agreed to between each Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;
(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on each Fund’s computer(s)), the Proprietary Information;
(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;
(d) Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to each Fund’s terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);
(e) Allow each Fund to have access only to those authorized transactions as agreed to between each Fund and the Transfer Agent; and
(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law; however, the foregoing shall not be construed to require each Fund to execute any assignments of intellectual property rights or to become a party to any litigation or other legal proceeding.
7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; (iii) are already in the possession of the receiving Party at the time of receipt without obligation of confidentiality or breach of this Agreement; or (iv) independently developed by each Fund without reliance upon, use or incorporation of any of the Transfer Agent’s Proprietary Information or intellectual property.

7.3	Each Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement may cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	The Transfer Agent represents and warrants that (i) the Data Access Services materially conform to the most recently issued user documentation for such services provided to each Fund, (ii) to the knowledge of the Transfer Agent, each Fund’s permitted use of the Data Access Services do not infringe the intellectual property rights of any third party and (iii) the Transfer Agent uses reasonable anti-virus measures in connection with its Data Access Services. In addition to and cumulative of all other remedies available to each Fund hereunder, in the event that a Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and each Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. In the event that any claim involving infringement is made with regard to any of the Data Access Services, the Party receiving notice of such claim shall inform the other Party thereof and the Transfer Agent may, in its sole and absolute discretion, either (i) procure for each Fund a right to continue to use such Data Access Service, or (ii) replace or modify the Data Access Service so as to be non-infringing without materially affecting the functions of the Data Access System, or (iii) if, in the Transfer Agent’s reasonable discretion, the actions described in (i) and (ii) are not capable of being accomplished on commercially reasonable terms within 120 days of notice of the claim, either party may terminate this Agreement with respect to affected Data Access Service. The Transfer Agent shall provide one of the foregoing remedies within a commercially reasonable period of time provided such remedy can be done at commercially reasonable costs. Notwithstanding the foregoing, the Transfer Agent shall have no liability or obligation of indemnity for any claim which is based upon (i) a modification of a Data Access Service by anyone other than the Transfer Agent or its agents; (ii) use of such service or system other than in accordance with the terms of this Agreement; (iii) use of such service or system in combination with other software or hardware not provided or authorized by the Transfer Agent if infringement could have been avoided by not using the Data Access Service in combination with such other software or hardware; or (iv) any system modification or development by the Transfer Agent or its agents that was made at the express, written request of each Fund and based on specifications provided by each Fund. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
7.5	If the transactions available to each Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction (provided that the instruction conforms to the agreed procedures/format for making such instruction) without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonably designed security procedures established by the Transfer Agent from time to time.

7.6	Each Party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.
8. Indemnification
8.1	The Transfer Agent shall not be responsible for, and each Fund shall indemnify and hold the Transfer Agent and, as to Section 1.3 and 8.1(f) only, State Street Bank and Trust Company (“State Street”), harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (including the defense of any law suit in which the Transfer Agent or State Street is a named party) arising directly out of or attributable to:
(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions conform to the requirements of this Agreement and are taken in good faith and without negligence or willful misconduct;
(b) Each Fund’s lack of good faith, negligence or willful misconduct;
(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by each Fund, and which have been prepared, maintained or performed by each Fund or any other person or firm acting on behalf of or authorized by each Fund, including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of each Fund or any of its officers; (iii) any opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to each Fund after consultation with such legal counsel and upon which opinion the Transfer Agent is expressly permitted to rely; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons, provided that such reliance, and any subsequent use or action taken or omitted, conforms to the Standard of Care set forth in Section 9 below.
(d) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or each Fund, and the acceptance of E-mail Communications from broker-dealers, TPAs and each Fund and the subsequent reliance by the Transfer Agent on the broker-dealer, TPA or each Fund ensuring that the original source documentation is in good order and properly retained;
(e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;
(f) The negotiation and processing of any checks, wires and ACH transmissions, including without limitation for deposit into, or credit to, each Fund’s demand deposit account maintained by the Transfer Agent, provided that such actions were taken by the Transfer Agent and State Street, as applicable, in conformity with the requirements of this Agreement, in good faith and without negligence or willful misconduct; or
(g) Upon each Fund’s request, entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.
8.2	To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, each Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold each Fund harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (including the defense of any lawsuit in which a Fund is named a party) arising directly out of or attributable to the Transfer’s Agent’s (i) lack of good faith, negligence or willful misconduct; or (ii) breach of its Standard of Care as defined in Section 9 below.

8.3	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which a Party may be required to indemnify the other Party, the Party seeking indemnification shall promptly notify the Party from whom indemnification is sought of such assertion, and shall keep the Party from whom indemnification is sought advised with respect to all developments concerning such claim. The Party from whom indemnification is sought shall have the option to participate with the Party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the Party seeking indemnification. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the Party from whom indemnification is sought may be required to provide indemnification except with the prior written consent of the Party from whom indemnification is sought.

8.4.	“As Of” Adjustments

(a) Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, the Transfer Agent will discuss with the Fund the Transfer Agent’s accepting liability for an “as of” on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent has not acted in accordance with the standard of care under the Agreement and the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 8.4 when it results in a pricing error on a particular transaction (i) greater than a negligible amount per shareholder, or (ii) which equals or exceeds one full cent ($.01) per share times the number of shares outstanding with respect to a class of shares of a Portfolio.
(b) If the net effect of the “as of” transaction that is determined to be caused solely by the Transfer Agent is negative and exceeds the above limits, then the Transfer Agent shall promptly contact the Fund and Fund accountants. The Transfer Agent will work with the Fund and Fund accountants to determine what, if any, impact the threshold break has on the applicable Portfolio’s Net Asset Value by share class and what, if any, further action is required. These further actions may include but are not limited to, the Portfolio re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Portfolio that took place during the period or a payment to the Portfolio. The Fund and the Portfolios will work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund and the Portfolios will re-price the affected day(s) and allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, the Transfer Agent shall make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses or make a payment to the Portfolio to settle such loss. If the Transfer Agent makes a payment to settle a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the calendar quarter monitoring process described below.
(c) The Transfer Agent will maintain a subsidiary ledger netting daily gains and losses, carrying the balance forward to be netted against future gains and losses. Net gains and/or losses for each Portfolio from as-of transactions shall be recorded in the ledger indicating the responsible party (Transfer Agent, Fund, broker-dealer, other). The Transfer Agent will monitor all Portfolios on a Share class by Share class basis to determine the accumulated gain or loss effect of “as- of trades” caused solely by the Transfer Agent. On the first business day following the end of each calendar quarter, if the Portfolio has an accumulated un-reimbursed as-of loss on any of its Share classes that is attributed to the Transfer Agent’s error resulting from the Transfer Agent’s failure to comply with its standard of care under this Agreement, then the Transfer Agent shall pay to the Portfolio an amount up to $0.005 per share calculated on the basis of the total value of all outstanding Shares of the affected Share class of the Portfolio. After the calendar quarter analysis has been completed, any remaining accumulated un-reimbursed as-of loss attributable to the Transfer Agent that is reflected in the subsidiary ledger at the end of a calendar year will be zeroed out. If at the end of the calendar year, a Portfolio has accumulated a gain with respect to a particular Share class then that gain shall remain with the Portfolio.
(d) The Transfer Agent shall maintain in its records “delay in processing forms” showing that all Transfer Agent-caused “as-of” transactions have been implemented solely for appropriate reasons, and will provide such documentation to a Portfolio or its investment adviser upon request. The Transfer Agent will report periodically the net economic effect on each Portfolio of all Transfer Agent-caused “as-of” transactions (other than “as-of” transactions for which the Portfolio has previously been reimbursed for any negative effect.).
(e) It is understood that any order (whether to purchase, sell or transfer) with respect to the Shares of the Fund is generally made at the Net Asset Value of the Shares next determined after the order is received by the Fund or its designees, in good order, or as otherwise specified in the Fund’s then effective prospectus. The Fund or an authorized person of the Fund shall so instruct the Transfer Agent of the proper effective date of an “as-of” transaction and the Fund’s determination in this regard shall be binding on all parties.
9. Standard of Care/Limitation of Liability
The Transfer Agent shall at all times act in good faith and in accordance with the terms of this Agreement and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are not in conformity with the requirements of this Agreement or are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, except for liability associated with breaches of confidentiality as set forth in Section 10 and with breaches of infringement on the intellectual property rights of any third party, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the twelve (12) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought. For liability related to a breach of confidentiality as set forth in Section 10 or infringement by the Transfer Agent of the intellectual property rights of any third party, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the twenty four (24) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought.
10. Confidentiality
10.1	Definition of Confidential Information. Each Party agrees that all information supplied by one Party and its affiliates and agents (collectively, the “Disclosing Party”) to the other (“Receiving Party”) including, without limitation, (i) source and object code, prices, trade secrets, intellectual property, mask works, databases, hardware, software, designs and techniques, programs, engine protocols, models, displays and manuals, and the selection, coordination, and arrangement of the contents of such materials and (ii) any unpublished information concerning research activities and plans, customers, marketing or sales plans, sales forecasts or results of marketing efforts, pricing or pricing strategies, costs, operational techniques, strategic plans, Customer Information (as defined below), and unpublished financial information, including information concerning revenues, profits and profit margins will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as “confidential” or “proprietary” (“Confidential Information”). Without limiting the foregoing, to the extent disclosed to the Transfer Agent, portfolio holdings information of each Fund shall be deemed to be Confidential Information of each Fund until such time as such portfolio holdings information shall made available by each Fund in a public filing. The Transfer Agent has adopted a corporate policy which prohibits any employee or agent of Transfer Agent from purchasing or selling securities or other investments on the basis of confidential portfolio holdings information of each Fund provided to the Transfer Agent. All Proprietary Information as defined in Section 7 shall be considered Confidential Information of the Transfer Agent.

10.2	Exclusions. Confidential Information will not include any information or material, or any element thereof, whether or not such information or material is Confidential Information for the purposes of this Agreement, to the extent any such information or material, or any element thereof: (a) has previously become public or is generally known, unless it has become generally known through a breach of this Agreement or a similar confidentiality or non-disclosure agreement; (b) was already rightfully known to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the Receiving Party; (c) has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction or disclosure and without breach of a duty of confidentiality to the Disclosing Party; or (d) has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party. It will be presumed that any Confidential Information in a Receiving Party’s possession is not within the exceptions above, and the burden will be upon the Receiving Party to prove otherwise by records and documentation.

10.3	Treatment of Confidential Information. Each Party recognizes the importance of the other’s Confidential Information. In particular, each Party recognizes and agrees that the Confidential Information of the other is critical to their respective businesses and that neither Party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 10 and elsewhere in this

Agreement. Accordingly, each Party agrees as follows: (a) the Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information of a like importance; (b) the Receiving Party may disclose or provide access to its responsible employees, consultants and subcontractors who have a need to know and may make copies of Confidential Information only to the extent reasonably necessary to carry out its obligations hereunder; (c) the Receiving Party currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Confidential Information other than in accordance with this Agreement and requires its employees to acknowledge such rules and policies in writing. The Receiving Party expressly will instruct its employees and agents, including without limitation, subcontractors or consultants, not to disclose Confidential Information to third parties without the Disclosing Party’s prior written consent; and (d) the Receiving Party will notify the Disclosing Party immediately of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.
10.4	Customer Information. As between Fund and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of Fund. “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies,” web bugs or non-electronic means pertaining to or identifiable to Fund’s customer(s) or prospective customer(s), Investment Advisors, and Plan Administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects use of or interactions with a Fund Service (as defined below), including its web sites, including but not limited to, information concerning computer search paths, any profiles created or general usage data; or (iii) any data otherwise submitted in the process of registering for a Fund Service, including its web sites and any data submitted during the course of using a Fund Service, including its web sites. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). “Fund Service” means any service, including without limitation, any financial, banking, or brokerage service, that Fund makes available to its customers, prospects and/or users through web sites, desktops, email, wireless devices, or from any other communications channel or other medium developed, owned, licensed, operated, hosted, or otherwise controlled by or on behalf of Fund, its parent or their respective affiliates, subsidiaries or joint ventures. This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

10.5	Treatment of Customer Information. Without limiting any other warranty or obligation specified in this Agreement, and in particular the confidentiality provisions of this Section 10, during the Term and thereafter in perpetuity, the Transfer Agent will not gather, store, log, archive, use or otherwise retain any Customer Information except as permitted by the Agreement in order to perform the services hereunder and by the laws and regulations applicable to its transfer agency business and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer Information or customer lists to any third party, except as expressly provided in this Agreement, as required by laws and regulations applicable to its transfer agency business or as the Transfer Agent may be expressly directed in advance in writing by the applicable Fund. The Transfer Agent will not use Customer Information to target or solicit Fund Customers in order to market goods or services except as authorized by each Fund. This limitation shall not in any way be deemed to limit the Transfer Agent’s business or its ability to provide services to its other mutual fund and related customers, or the Transfer Agent’s ability to carry out any general or specific mailings or solicitations upon the instructions of, and using information provided by or related to, such other customers. For avoidance of doubt, the Transfer Agent shall have no obligation to compare any information provided by another customer of Transfer Agent against each Fund’s Customer Information prior to performing any action, mailing or solicitation for such other customer. Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended from time to time and (iii) privacy laws applicable to its transfer agency business, including the GLB Act as such is applicable to its transfer agency business. In the event of a conflict between the terms of this Agreement and the Privacy and Information Sharing Policy of the Transfer Agent, including any amendments, changes or revisions thereto, with respect to the collection, protection and use of Customer Information, the terms of this Agreement shall control.
10.6	Return of Confidential and Customer Information. Except as required by document retention laws and regulations applicable to its transfer agency business, on a Fund’s written request or upon expiration or termination of this Agreement for any reason, the Transfer Agent will promptly: (a) return or destroy, at the Fund’s option, all originals and copies of all documents and materials it has received containing the Fund’s Confidential Information, including Customer Information; and (b) deliver or destroy, at the Fund’s option, all originals and copies of all summaries, records, descriptions, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by Transfer Agent, prepared under its direction, or at its request from the documents and materials referred to in subparagraph (a) to the extent the foregoing contain specific Fund identifiable information or Customer Information, and provide a notarized written statement to the Fund certifying that all such documents and materials referred to in subparagraphs (a) and (b) have been delivered to the Fund or destroyed, as requested by the Fund.

10.7	Compelled Disclosures. To the extent required by applicable law or by lawful order or requirement of a court or governmental authority having competent jurisdiction over the Receiving Party, the Receiving Party may disclose Confidential Information, including Customer Information, in accordance with such law or order or requirement, subject to the following conditions: To the extent permitted under such law, order or requirement, as soon as possible after becoming aware of such law, order or requirement and prior to disclosing Confidential Information, including Customer Information, pursuant thereto, the Receiving Party will so notify the Disclosing Party in writing and, if possible, the Receiving Party will provide the Disclosing Party notice not less than five (5) business days prior to the required disclosure. The Receiving Party will use reasonable efforts not to release Confidential Information, including Customer Information, pending the outcome of any measures taken by the Disclosing Party to contest, otherwise oppose or seek to limit such disclosure by the Receiving Party and any subsequent disclosure or use of Confidential Information, including Customer Information, that may result from such disclosure. The Receiving Party will cooperate with and provide assistance to the Disclosing Party regarding such measures. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information, including Customer Information, so disclosed. Notwithstanding any provision of this Section 10.7 to the contrary, the Receiving Party will not be obligated to notify the Disclosing Party and to limit disclosure of Confidential Information, including Customer Information, of the Disclosing Party in the event such disclosure of Confidential Information is required in the context of an examination of the Receiving Party and/or the Disclosing Party by a regulatory agency.
10.8	Non-Exclusive Equitable Remedy. Each Party acknowledges and agrees that due to the unique nature of Confidential Information, including Customer Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach or threatened breach may allow a Party or third parties to unfairly compete with the other Party resulting in irreparable harm to such Party, and therefore, that upon any such breach or any threat thereof, each Party will be entitled to seek appropriate equitable and injunctive relief from a court of competent jurisdiction. Any breach of this Section 10.8 will constitute a material breach of this Agreement and be grounds for immediate termination of this Agreement in the exclusive discretion of the non-breaching Party.

10.9	Information Security Procedures. The Transfer Agent will maintain and enforce at the Transfer Agent’s service locations information protection procedures that are at least equal to the highest of the following: (a) the procedures employed by the Transfer Agent at locations utilized by the Transfer Agent to provide services to other similarly situated Transfer Agent customers, or (b) any higher standard or other procedures otherwise agreed upon by the Parties in writing.

10.10	Information Security. The Transfer Agent will maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of each Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent acknowledges that it has received and completed each Fund’s information security questionnaire and that the responses by the Transfer Agent thereto accurately reflect the Transfer Agent’s information security practices as of the date of the response. The Transfer Agent will meet with each Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified of that someone has violated security relating to a Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify each Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate and cure the violation, and (ii) provide each Fund with assurance reasonably satisfactory to each Fund that such violation will not recur.

10.11	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of each Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, each Fund may participate in such test. Upon request by a Fund, the Transfer Agent will provide each Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption, the Transfer Agent will act promptly to minimize service interruptions. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will notify each Fund of the disruption and the steps being implemented under the business continuity plan. If such material business disruption exceeds more than five (5) business days and the Transfer Agent has not executed its business continuity plan and cannot otherwise provide a temporary alternative using commercially reasonable efforts then the parties agree, in good faith, to discuss the potential reduction of fees for services not provided in light of any material business disruption described immediately above.

10.12	The Transfer Agent acknowledges that: (i) Customer Information is subject to the confidentiality/non-disclosure requirements set forth in this Section 10 (Confidentiality); (ii) with respect to Customer Information, each Fund and the Transfer Agent are each subject, to the extent applicable to their respective businesses, to the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as amended (“GLB Act”) and its implementing regulations (e.g., Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) as they may be amended from time-to-time (collectively, the “GLB Law”); and (iii) with respect to Customer Information, Fund and the Transfer Agent may also be subject, to the extent applicable to their respective businesses, to other federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future (“Other Privacy Laws”). Accordingly, the Transfer Agent represents and warrants that at all times during and after the term it shall use, handle, collect, maintain, and safeguard Customer Information in accordance with (i) this Section 10 (Confidentiality); (ii) the GLB Law; and (iii) Other Privacy Laws. Each party acknowledges that it alone is responsible for understanding and complying with its obligations under the GLB Law and Other Privacy Laws as it relates to the party’s performance of this Agreement.
11. Covenants of each Fund and the Transfer Agent
11.1	Each Fund shall promptly furnish to the Transfer Agent the following:
(a) A certified copy of the resolution of the Board of Trustees of each Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and
(b) A copy of the Declaration of Trust and By-Laws of each Fund and all amendments thereto.
11.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to each Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.
11.3	The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable and in compliance with laws applicable to its transfer agency business and as specifically directed by each Fund. To the extent required by Section 31 of the 1940 Act, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of each Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to each Fund on and in accordance with its request.

11.4	The Transfer Agent hereby agrees to inform each Fund as soon as reasonably possible of the occurrence of any of the following major corporate events, provided, however each Fund acknowledges that advance notice of such events may not always be possible under the circumstances: (i) a regulatory proceeding involving the imminent revocation of the Transfer Agent’s registration pursuant to Section 17 of the Exchange Act; (ii) any action commenced by or against the Transfer Agent under Title 11 of the United States Code or appointment of receiver, conservator or similar officer for the Transfer Agent; or (iii) any regulatory proceeding or private litigation involving the Transfer Agent which is likely to materially adversely affect the Transfer Agent’s ability to service each Fund pursuant to this Agreement or its standing within the business community.

11.5	SAS70 Reports. The Transfer Agent will furnish to the Funds, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) and, as agreed by the Transfer Agent, such other reports as reasonably requested by the Funds from time to time.
12. Term; Termination of Agreement
12.1	Term. The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Unless a terminating Party gives written notice to the other Party ninety (90) days before the expiration of the Initial Term or any Renewal Term (defined below), this Agreement will renew automatically from year to year (each such year-to-year renewal term a “Renewal Term”). Ninety (90) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to Section 3.5 of this Agreement. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of the Deconversion (defined below).

12.2	Deconversion. In the event that this Agreement is terminated or not renewed, the Transfer Agent agrees that, at each Fund’s request, it shall offer reasonable assistance to each Fund in converting each Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by each Fund (the “Deconversion”) (subject to the recompense of the Transfer Agent for such assistance at their standard rates and fees in effect at the time within a reasonable time frame agreed to by the parties). As used herein “reasonable assistance” and “transitional assistance” shall not include requiring that the Transfer Agent (i) assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, or (ii) disclose any protected information of the Transfer Agent, or (iii) develop Deconversion software, modify any of the Transfer Agent’s software, or otherwise alter the format of the data as maintained on any provider’s systems.
12.3	Early Termination.
(a)	Either Party, in addition to any other rights and remedies hereunder, shall have the right to terminate this Agreement as to all or any Portfolio or Fund upon the occurrence of either of the following events: (i) in the event that (A) the other Party ceases to carry on its business or (B) an action is commenced by or against the other Party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other Party and such suit, conservatorship or receivership is not discharged within thirty (30) days; or (ii) a failure by the other Party or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of the other Party and which failure continues for sixty (60) days after receipt from the first Party of written notice specifying such failure.

(b)	In addition to any other amounts that may be payable pursuant to this Section 12.3, upon any termination of this Agreement, each Fund shall pay to the Transfer Agent such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination.

(c)	In addition to the amounts set forth in sub-section (b), in the event that any Fund terminates the Agreement prior to the end of the Initial Term (except for termination pursuant to Section 12.3(a)) then such Fund or Funds shall pay the Transfer Agent an amount equal to the average monthly fee paid by the terminating Funds to the Transfer Agent under the Agreement during the twelve (12) month period immediately prior to the date notice of termination is given to the Transfer Agent, multiplied by the lesser of: (i) the months remaining in the Initial Term; or (ii) six (6) months, and calculated as set forth on the current Fee Schedule on the date notice of termination is given to the Transfer Agent. Also, effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement shall cease and shall be recoverable retroactively to the date such discount or fee concession was first granted and the Fund shall return the amount of any such discounts and fee concessions and thereafter pay full, undiscounted fees and charges for the services.
12.4	Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by each Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement in the event that an unpaid invoice payable by each Fund to the Transfer Agent is outstanding for more than ninety (90) days and such amount is not paid in full within thirty (30) days of receipt of notice of proposed termination, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.
13. Assignment and Third Party Beneficiaries
13.1	Except as provided in Section 14.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the written consent of the other Parties. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and each Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and each Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and each Fund. Other than as provided in Section 14.1 and Schedule 1.2(f), neither Party shall make any commitments with third parties that are binding on the other Party without the other Party’s prior written consent.
14. Subcontractors
14.1	The Transfer Agent may, without further consent on the part of each Fund, subcontract for the performance hereof with an affiliate of the Transfer Agent, which is duly registered as a transfer agent and with regard to print/mail services, DST Output, Inc., a Boston Financial affiliate. Except as provided above, the Transfer Agent shall not subcontract or assign any of its duties or obligations hereunder without each Fund’s prior written authorization. In any event, the Transfer Agent shall instruct its agents to comply with the terms and conditions of this Agreement applicable to such agent and the Transfer Agent shall remain solely responsible for the performance of this Agreement.

14.2	Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.
15. Changes and Modifications
15.1	During the term of this Agreement the Transfer Agent will use, on behalf of each Fund, all improvements, modifications, enhancements, or changes which its affiliate DST Systems, Inc. (“DST”) may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by each Fund. No charges will be assessed therefore unless a specific charge is made for such improvements in the standard Transfer Agent pricing schedule, and is charged generally to other existing clients using the modified or improved system, in which event such charges shall be based on number of accounts or some other equitable measure allocating charges in accordance with number of users or amount of usage. Notwithstanding the foregoing, (i) all such improvements shall be option-controlled (i.e., the Fund may elect not to activate such improvements and such improvements shall not be necessary to the functionality of the systems or services); and (ii) prior to implementing any additional fees for such improvements, the Transfer Agent shall provide written notice of the proposed additional fees to the Fund, along with supporting documentation sufficient to justify the proposed increase in such fees. If any change in law, rule, regulation or industry practice requires the Transfer Agent to make substantial system improvements that result in material increases in the cost of operating the affected Transfer Agent system, then the Transfer Agent and the Fund will negotiate in good faith any appropriate additional costs to be paid by the Fund (in accordance with the Fund’s pro-rata share of such costs among the Transfer Agent’s customers based on respective number of accounts or other equitable measure as agreed upon by the parties).
15.2	The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified promptly prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

15.3	All enhancements, improvements, changes. modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST, an affiliate of the Transfer Agent.
16. Miscellaneous
16.1	Amendment. This Agreement may be amended or modified only by a written agreement executed by all parties and authorized or approved by a resolution of the Board of Trustees of each Fund.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3	Force Majeure. In the event either Party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such Party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4	Consequential Damages. Neither Party to this Agreement shall be liable to the other Party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8	Waiver. No waiver by either Party or any breach or default of any of the covenants or conditions herein contained and performed by the other Party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, in each case, with respect to the subject matter hereof, whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective Party shall have notified the other.
(a)	If the Transfer Agent, to:

Boston Financial Data Services, Inc. 2 Heritage Drive, 4th Floor North Quincy, Massachusetts 02171 Attention: Legal Department

Facsimile: (617) 483-2490
(b)	If to each Fund, to:
Schwab Funds c/o Charles Schwab & Co., Inc. 211 Main Street San Francisco, California 94105 Attention: Office of Corporate Counsel Facsimile: (415) 667-1962
16.13	Advertising. Transfer Agent shall acquire no right to use and shall not use, without the Fund’s prior written consent, the terms or existence of this Agreement, or knowingly use the names, characters, artwork designs, trade names, copyrighted materials, trademarks or service marks of the Funds, its affiliated, related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licenses: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or imply any endorsement of the Transfer Agent or its services; or (c) in any manner other than expressly in accordance with this Agreement.

17.	Addition and Removal of Funds

In the event that each Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder. The Funds will notify the Transfer Agent in writing in the event of a liquidation or merger of a Fund currently listed on Schedule A such that the Transfer Agent will no longer be required to provide services to the Fund, and such notification shall be sufficient to remove the Fund from Schedule A.

18.	Limitations of Liability of the Trustees and Shareholders

A copy of the Declaration of Trust of each Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of each Fund by officer of the Fund as officers and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or Shareholders individually but are binding only upon the assets and property of each Fund.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE CHARLES SCHWAB FAMILY OF FUNDS
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

SCHWAB INVESTMENTS
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

SCHWAB CAPITAL TRUST
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

SCHWAB ANNUITY PORTFOLIOS
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.
By:	/s/ Suresh Patel
	Name:	Suresh Patel
	Title:	Vice President

ATTEST:
Doug Thomas

SCHEDULE A
List of Funds
The Charles Schwab Family of Funds
Schwab California Municipal Money Fund
Schwab New York AMT Tax-Free Money Fund
Schwab Massachusetts AMT Tax-Free Money Fund
Schwab Pennsylvania Municipal Money Fund
Schwab New Jersey AMT Tax-Free Money Fund
Schwab Municipal Money Fund
Schwab Value Advantage Money Fund
Schwab Value Advantage Money Fund-Institutional Prime Shares
Schwab Investor Money Fund
Schwab Retirement Advantage Money Fund
Schwab AMT Tax-Free Money Fund
Schwab California AMT Tax-Free Money Fund
Schwab Money Market Fund
Schwab Government Money Fund
Schwab U.S. Treasury Money Fund
Schwab Cash Reserves
Schwab Advisor Cash Reserves
Schwab Investments
Schwab Total Bond Market Fund
Schwab Short Term Bond Market Fund
Schwab Tax-Free Bond Fund TM
Schwab California Tax-Free Bond Fund TM
Schwab Tax-Free YieldPlus Fund TM
Schwab California Tax-Free YieldPlus Fund TM
Schwab 1000 Index Fund
Schwab GNMA Fund
Schwab YieldPlus Fund
Schwab Inflation Protected Fund
Schwab Global Real Estate Fund
Schwab Premier Income Fund
Schwab Capital Trust
Schwab MarketTrack All Equity Fund
Schwab MarketTrack Growth Portfolio
Schwab MarketTrack Balanced Portfolio
Schwab MarketTrack Conservative Portfolio
Schwab Balanced Fund
Laudus Small-Cap MarketMasters Fund
Laudus International MarketMasters Fund
Schwab Institutional Select S&P 500 Fund
Schwab Total Stock Market Index Fund
Schwab Core Equity Fund
Schwab S&P 500 Index Fund
Schwab Small Cap Index Fund
Schwab International Index Fund
Schwab Financial Services Fund
Schwab Health Care Fund
Schwab Monthly Income Fund Moderate Payout
Schwab Monthly Income Fund Enhanced Payout
Schwab Monthly Income Fund Maximum Payout

Schedule A-

Schwab Capital Trust (continued)
Schwab Hedged Equity Fund
Schwab Small Cap Equity Fund
Schwab Dividend Equity Fund
Schwab Premier Equity Fund
Schwab Target 2010 Fund
Schwab Target 2015 Fund
Schwab Target 2020 Fund
Schwab Target 2025 Fund
Schwab Target 2030 Fund
Schwab Target 2035 Fund
Schwab Target 2040 Fund
Schwab Large Cap Growth Fund
Schwab Fundamental US Large Company Index Fund
Schwab Fundamental US Small-Mid Company Index Fund
Schwab Fundamental International Large Company Index Fund
Schwab Fundamental Emerging Markets Index Fund
Schwab Fundamental International Small-Mid Co Index Fund
Schwab International Core Equity Fund
Schwab Annuity Portfolios
Schwab MarketTrack Growth II Portfolio
Schwab Annuity Money Market Portfolio
Schwab S&P 500 Index Portfolio

Schedule A-

SCHEDULE 1.2(f)
AML DELEGATION
Dated: July 1, 2009
1.	Delegation.
1.1	Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of each Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.2	The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.
2.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that each Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for each Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. Each Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in each Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.	Delegated Duties
4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in each Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:
(a) Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;
(b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;
(c) Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;
(d) Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;
(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;
(f) Review accounts with small balances followed by large purchases;
(g) Review accounts with frequent activity within a specified date range followed by a large redemption;
(h) Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;
(i) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;
(j) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;
(k) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;
(l) (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity, as required, and

(iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;
(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will notify the applicable Fund and place the account on enhanced due diligence. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.
(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).
4.2	The Transfer Agent shall provide such reports, certificates and other information relating to the Delegated Duties as may be reasonably requested by the Funds from time to time. The Transfer Agent shall also notify the Funds of any material changes to the Transfer Agents’ AML policies and procedures.

4.3	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Funds, unless prohibited by applicable law.

SCHEDULE 1.2(j)
FORM OF SARBANES-OXLEY CERTIFICATION
RE:	Representations in Connection with the Sarbanes-Oxley Act of 2002 with respect to the Funds listed on the Schedule A attached hereto (the “Funds”)
Dear                     :
In connection with your certification responsibility required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 for registered investment companies, the undersigned represents as follows:
1.	To the best of my knowledge, and subject to the qualifications herein, in connection with the preparation of the shareholder information (“Master Securityholder Files”) which forms the basis for certain information reported in each Fund’s Form N-CSR filed with the Securities and Exchange Commission for the period ended , 200___ (the “Report”), Boston Financial Data Services, Inc. (the “Transfer Agent”), has followed the procedures agreed upon by the Transfer Agent and the Fund(s) with respect to the safekeeping, recordkeeping, processing and reporting of Fund assets and Fund transactions as set forth in the Transfer Agency Agreement applicable to each Fund.

2.	Please note the following:
(a)	The representations herein are limited to such information contained in the Master Securityholder Files which information has been entered by the Transfer Agent.

(b)	The Transfer Agent has relied upon and assumed the accuracy of the information provided to the Transfer Agent by other entities providing services to the Funds, including but not limited to, the Funds’ distributor, custodian, investment adviser, administrator or pricing agent, broker-dealers and other intermediaries distributing or providing services to owners of the Funds’ shares and shareholders or persons reasonably believed by the Transfer Agent to represent such shareholders.

3.	We have reviewed the internal controls described in the Boston Financial Data Services, Inc. Report on Controls Placed in Operation and Tests of Operating Effectiveness Prepared Pursuant to Statement on Auditing Standards No. 70 for the Period April 1, 200___ through March 31, 200___ issued by PricewaterhouseCoopers LLP (the “SAS 70 Report”). Any significant deficiencies in the design or operation of such internal controls described in the SAS 70 Report that could adversely affect the Transfer Agent’s ability to record, process, summarize and report share information and any material weaknesses in such internal controls have been disclosed to management of the Funds.

4.	As of the date hereof, to the best of my knowledge, there have been no significant changes in the internal controls of the Transfer Agent which were described in the SAS 70 Report that would adversely affect such internal controls subsequent to the date of the SAS 70 Report, nor have there been any corrective actions taken with regard to significant deficiencies and material weaknesses in such internal controls which have not been disclosed to you previously. In addition, there has been no fraud, whether or not material, that involves the Transfer Agent’s management or other Transfer Agent employees who have a significant role in the Transfer Agent’s internal controls described in the SAS 70 Report.

5.	The foregoing certification does not modify any obligations or limit any rights of the Transfer Agent or its affiliates under its applicable service contracts. All obligations of the Transfer Agent and its affiliates are set forth exclusively in such contracts.

6.	This certification relates, and is being made solely to the Funds and may not be relied upon by any other fund or entity.
If you have any questions or need additional information, please feel free to contact                      (617) 483-xxxx.
Sincerely,
BOSTON FINANCIAL DATA SERVICES, INC.

SCHEDULE 1.2(l)
OMNIBUS TRANSPARENCY SERVICES
Dated: July 1, 2009
A.	The Funds shall provide the following information to the Transfer Agent:
1.	The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)
B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:
1.	Financial Intermediary Surveillance Schedules.
(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.
(b) Initiate information requests to the Financial Intermediaries.
2.	Data Management Monitoring
(a) Monitor status of information requests until all supplemental data is received.
(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.
3.	Customized Reporting for Market Timing Analysis
(a) Run information received from the Financial Intermediaries through TA2000 System functionalities.
(b) Generate exception reports using parameters provided by the Funds.
4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided
(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.
(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.
(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions
(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.
(b) Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.
(c) Update AWD Work Object with comments detailing resolution.
(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.
6.	Management Reporting
(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.
7.	Support Due Diligence Programs
(a) Update system watch list with pertinent information on trade violators.
(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

SCHEDULE 2.1
THIRD PARTY ADMINISTRATOR(S) PROCEDURES
Dated: July 1, 2009
1.	On each day on which both the New York Stock Exchange and a Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.	The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its Shareholders.

8.	The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

SCHEDULE 3.1
FEES AND EXPENSES
Dated: July 1, 2009
General: Fees are based on an annual per Shareholder account charge for account maintenance plus transaction and reimbursable expenses. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.
A. The fees under this Section A apply to accounts/CUSIPs using Financial Intermediaries.

Annual Account Service Fees
Open Accounts (excludes matrix level 3)	$29.25/account
Open Matrix Level Three Accounts
0 — 5K	$19.80/account
15 — 30K	$17.00/account
30 — 50K	$14.00/account
50 — 100K	$11.00/account
100K+	$10.00/account
Closed Accounts	$2.29/account

Annual CUSIP Fee*
1-57 CUSIPs	$11,108.66/CUSIP
58-82 CUSIPs	$8,331.25/CUSIP
83-103 CUSIPs	$5,175.00/CUSIP
104+ CUSIPs	$2,587.50/CUSIP

* Note:	If the total of the Annual CUSIP Fees falls below $1,035,000 for any year then a CUSIP Base Minimum Fee of $1,035,000 shall apply. After the consolidation of CUSIPs and inclusion of the new CUSIPs, CUSIP fees would be reduced by $100,000.

Activity Based Fees For NSCC Trading
New Account Set-up	$3.81/each
NSCC Trading Charge	$2.56/each

Activity Based Fees for Retail
New Account Set-Up	$3.81/each
Manual Transaction	$3.81/each
Telephone Calls	$4.45/each
Correspondence (includes Transfer of Assets)	$6.35/each

Other Fees (if applicable)
Investor Processing	$2.29/Investor
12b-1 Commissions	$1.52/account

SCHEDULE 3.1
FEES
(continued)

Third Party Administrator (TPA), Interface	$10,350/TPA**
Omnibus Transactions	$5.83/each
Annual Fiduciary Account Fee	$15.00/account

** Note:	To be negotiated with each new TPA.
B. The fees under this Section B apply to Accounts/CUSIPs not using Financial Intermediaries.

Annual Account Service Fees
Open Accounts	$32.17/account
Closed Account Fee	$5.36/accountBase
Fee	$53,613.41/CUSIP
Activity Based Fees
New Account Set-Up	$5.36/each
Manual Transaction	$3.81/each
Telephone Calls	$3.22/minute
Correspondence	$5.36/each
Banking Services
Checkwriting Setup	$5.18/each
Checkwriting (per draft)	$1.04/draft
ACH	$0.36/each

Other Fees
Investor Processing	$2.14/Investor
12b-1 Commissions	$2.14/account
Annual Fiduciary Account Fee	$20.00/account
C. The following shall apply to both Sections A and B above:
Omnibus Transparency Full Service Fees:
Administrative Fees-

Total	Monthly	Investigations included
Accountlets	Base Fee	in Monthly Base Fee	Per Investigation Fee

0-50,000	$3,000	25	$12.00

50,001-100,000	$4,000	50	$12.00

100,001+	$5,000	100	$12.00

SCHEDULE 3.1
FEES
(continued)
Technology Charge (Bundled Accountlet)-

Accountlets	Fee

Up to 500,000	$0.45/Accountlet/Year

500,001 — 2,000,000	No charge

2,000,001 and greater	$0.10/Accountlet/Year

Reimbursable Expenses:	Per Section 3.2 of the Agreement.	Billed as Incurred

Cost of Living Adjustment:	Per Section 3.5 of the Agreement.

THE CHARLES SCHWAB FAMILY OF FUNDS
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

SCHWAB INVESTMENTS
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

SCHWAB CAPITAL TRUST
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

SCHWAB ANNUITY PORTFOLIOS
By:	/s/ George M. Pereira
	Name:	George M. Pereira
	Title:	Chief Financial Officer

ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.
By:	/s/ Suresh Patel
	Name:	Suresh Patel
	Title:	Vice President

ATTEST:

Doug Thomas